Exhibit 10.2

DRONEDEK

EMPLOYMENT AGREEMENT

This employment agreement ("Agreement") is made and effective as of June 1st, 2022 by and between a business entity known as DRONEDEK Corporation having its principal place of business at 7601 E. 88th Place, Building #3, Indianapolis, Indiana, 46256 ("Employer" or DRONEDEK or "Company") and **Mark D. Hamm** ("Employee").

RECITALS:

WHEREAS the Employer intends to hire the Employee for the position of DRONEDEK COO and the Employee desires to provide their services on the conditions set forth.

IN CONSIDERATION of promises and other good and valuable consideration contained herein the parties agree to the following terms and conditions:

1. Employee Duties. The Employee agrees that they will act in accordance with this Agreement and to the best interests of the Employer, which may or may not require them to present the best of their skills, experience, and talents, to perform all the duties required of the position. In carrying out the duties and responsibilities of their position, the Employee agrees to adhere to all policies, procedures, rules, and regulations as administered by the Employer. In addition, the Employee agrees to abide by all local, county, State, and Federal laws while employed by the Employer.

2. Roles and Responsibilities. The Employee shall be given the job title of Chief Operating Officer (COO) for DRONEDEK ("Position") which shall involve:

COO Objectives of role

- Collaborate with CEO and senior leadership team in setting and driving organizational vision, culture, operational strategy, capabilities, and performance to deliver growth, innovation, and a positive future.
- Oversee customer experience, company operations, and team to build a customer-centric, people-first, merit-based, high-performance, organization, capabilities, and culture that ensures customers are delighted, team members can thrive, and organizational innovation, growth, outcomes, and performance goals are met.

COO Responsibilities

1. Align the vision of the business with the CEO, CFO, and Senior leadership team.
2. Take on comprehensive goals from the CEO and develop strategic operational plans to execute against those KPIs.
3. Spearhead translating strategies into plans and capabilities to drive innovation, sustainable growth, minimize losses, and achieve a positive future. Assist with quarterly and annual strategic planning.
4. Working together with key participants to compile budgets, pro forma, and hiring levels
5. Oversee day-to-day Operations, including human resources, Product (Innovation, Development, Rollout/Pilots, Customer Experience), Information & Data Systems
6. Oversee customer experience and satisfaction and how that impacts Dronedek customer success/service channels and operations.
7. Partner with CEO on RevOps (Marketing, Sales, Customer Success) and Business Development
8. Partner with CFO on Accounting management so that sufficient investment capital can be budgeted to achieve outcomes and growth targets in the near term.

9. Analyze and manage capital investment, organizational performance, cash flow, human resources, and expenses to ensure the company achieves targets for innovation, growth, profitability, and strategic objectives
10. Build and maintain trusting relationships with team, key customers, partners, and stakeholders.
11. Adhere to company, federal, state, and local business requirements, enforcing compliance and taking action when necessary
12. Oversee operational policies and procedures.

and any other task that may be required in the context of fulfilling the role of stated position. The Employee shall report to: CEO. DRONEDEK leadership may also assign duties to the Employee from time to time.

a.) Devotion of time. Employee shall devote his/her best efforts to performing the duties on behalf of the Employer. Employee shall be expected to work on a full-time basis with the Employee being required to work at least 40 hours in a standard week. Reasonable considerations shall be given to scheduling personal, charitable, and professional activities and shall not constitute a violation of this Agreement provided such activities do not materially interfere with the services required to be rendered.

b.) Location. The initial principal location at which Employee shall perform services for the Company shall be at Germantown TN or at Company's home office or 7601 E 88th Place, Indianapolis, Building 3, IN 46256; at Zoom meeting from home (as conditions dictate); and with travel as the job needs and employment needs change as determined by the Company.

c.) Role. The Employee shall **have** the right to act in the capacity of the Employer as an executive leader. This includes, but is not limited to, making written or verbal agreements with any customer, client, affiliate, vendor, or third (3rd) party **with** specific consent by the Company or as defined in the roles and responsibility. These rights may or may not change at any time in the future by the Employer. D.O.

3. Employment Period. The Employer agrees to hire the Employee on an at-will basis which means this Agreement may be terminated at any time by either the Employee or Employer. After termination by any of the Parties, neither will have any obligation excluding severance as outlined in this Section. Confidentiality Paragraph 9, Non-Compete Paragraph 10, and Rights to Intellectual Property Paragraph 11 survive termination for the periods stated in the respective paragraphs below.

a.) Employee's Termination. The Employee shall have the right to terminate this Agreement by providing at least 14 calendar days' notice. If the Employee should terminate this Agreement, the Employer shall not have any further obligations to the Employee under this Agreement.

b.) Employer's Termination. The Employer shall have the right to terminate this Agreement by providing at least 0 days' notice. If the Employer should terminate this Agreement; the Employee shall not be entitled to severance pay.

c.) After notice of termination has been given by either Company or Employee, Employee shall cooperate with the Company, as reasonably requested by the Company, to affect a transition of Employee's responsibilities and to ensure that the Company is aware of all matters being managed by Employee.

4. Compensation.

- **a.)** Payment. Payment of all compensation to Employee hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices. As base salary (or hourly rate) paid bi-monthly or monthly.
- **b.)** Withholding. All sums payable to Employee under this Agreement will be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.
- **c.)** Amount. As compensation for the services provided, the **Employee shall be** paid $240,000 salary on an annual basis ("Compensation") for the year 2022 and beyond unless changed and acknowledged in writing. The CEO has the option to temporarily reduce annual pay to the rate of $180,000 per year until the next round is raised and deposited. Compensation is a gross amount that is subject to all local, State, Federal, and any other taxes and deductions as prescribed by law. Payment shall be distributed to the Employee on a bi-weekly basis.

D.O.

- **d.)** Bonus. From time to time, the Company may pay to Employee a bonus out of net revenues of the Company. Payment of any bonus compensation shall be at the sole discretion of the Board of Directors and the Employee shall have no entitlement to such amount absent a decision by the Company as aforesaid to make such bonus compensation.
- **e.)** Options: Employee will be granted stock options by a standard legal agreement at the end of the next capital raise, or Dec-31-2022, whichever comes first, and the granted stock options will be effective as of the employee start date of June 01, 2022.
  - **1)** Vesting will be weighted according to the below:
    - i. The first 50% of the stock options will be vested based on a time-based vesting structure with a four year quarterly vesting with a one-year cliff. These will be considered and treated as Non-Qualified Stock Options (NQSO). On day-366 of employment, employee will be vested in 25% of the 50% of the stock options and will vest in 6.25% on a quarterly basis thereafter until fully vested, 100%, in the first 50% of options. If employment ends on or before day-366, for any reason, all stock options will not be available to employee.
    - ii. The second 50% of the stock options will be vested based on a performance vesting structure and considered and treated as Incentive Stock Options (ISOs)
    - iii. Half (25% of the whole) of the 50% will vest once the company valuation has doubled to $600 million USD.
    - iv. Half (25% of the whole) of the 50% will vest once the company valuation has reached $1 billion USD.
    - v. Valuations for both of these metrics must be sustained for 6 months and accrued on the same time vesting structure as the first 50%.
    - vi. If company is acquired or there is a "change of control" then 50% of all options will accelerate vesting under a "single trigger" provision and the remaining 50% will accelerate vesting under a "double trigger" provision
  - **2)** Option Value: Quantity, issue, and strike price will be such that at a company valuation of $1 billion USD valuation, the net value, after long term capital gains, is $10 million USD (ten million dollars).

D.O.

- **f.)** Benefits**.** During the term of this Agreement, the Employee shall be eligible or entitled to any Benefits available from the Employer.

D.O.

1) __X__ No Trial Period or any such period where the Employee shall be prohibited from Benefits, Vacation Time, Personal Leave, or any other leave that is paid or unpaid in this Agreement.
2) __X__ Vacation: Employee is entitled to 20 days off per year of which is required to be mutually benefiting of the Employer and the Employee. It is required for the Employee to give notice before scheduling their vacation in accordance with Company policy.
3) __X__ Unused Vacation. Up to 5 days of unused Vacation Time may rollover to the next year.
4) __X__ Personal Leave. The Employee shall is entitled to any type of time-off from their position regarding personal or health related issues. Any time-off that is requested must be approved by the Employer, and if the request is approved, may not be deducted from the Employee's Vacation Time.
5) __X__ Holidays. The Employer shall be required to adhere only to Federal Holidays. This is subject to change by the Employer from time to time. Holidays are determined by the Employer and may change every calendar year.
6) __X__ Health Insurance. Health insurance coverage under the same terms as offered to other Executive Employee of the Company.
7) __X__ Retirement and profit-sharing programs as offered to other Executive Employees of the Company.
8) __X__ Other.
   - **Remote work** for at least first year of Employment with travel expenses paid.
   - **Requested equipment**: Apple Mac Book Pro and two Apple Studio Displays.
   - **Relocation Assistance**, a gross sum of $25,000.00 will be paid to employee one month before anticipated move date. This amount is compliant with the IRS regulations regarding relocation assistance and is considered taxable income by the IRS and is yours to administer accordingly.

   D.O.
9) Such other benefits and perquisites as are approved by the Board of Directors. The Company has the right to modify conditions of participation, terminate any benefit, or change insurance plans and other providers of such benefits in its sole discretion.

g.) Out-of-Pocket Expenses. Upon submission of itemized expense statements by the Employee in the manner specified by the Company, The Employer agrees to reimburse the Employee for expenses that are incurred while performing the duties of their position under this Agreement, including but not limited to: food, lodging, travel, subject to the Company's policies and procedures therefore, and only for such items that are a necessary and an integral part of the Employee's job functions.

5. Appearance. The Employee must appear at the Employer's desired workplace at the time scheduled. If the Employee does not appear, for any reason, on more than 2 separate occasions in a 12-month calendar period the Employer has the right to terminate this Agreement immediately. In such event, the Employee would not be granted severance.

6. Disability and Death. If for any reason the Employee cannot perform their duties, by physical or mental disability, the Employer may terminate this Agreement by giving the Employee 30 days'

written notice. In the event the Employee shall die during the term hereof, the Company shall pay to the Employee's surviving spouse, or if the Employee shall leave no surviving spouse, then to the Employee's estate, only such amounts as may have been earned by the Employee prior to the Employee's date of death, but which were unpaid at date of death.

7. Policies and Procedures/ Compliance and Handbook. The Company shall have the authority to establish from time to time the policies and procedures to be followed by the Employee in performing services for the Company. Employee shall abide by the provisions of any contract entered by the Company under which the Employee provides services. Employee shall comply with the terms and conditions of all sections of this Agreement in addition to any rules, regulations, or conduct standards of the Employer including obeying all local and federal laws. If the Employee does not adhere to this Agreement, company policies, including any task or obligation that is related to the responsibilities of their position, the Employer may terminate this Agreement as stated herein. This Agreement References and incorporated by reference any Employee Handbook of the Company and its policies as incorporated within the Handbook.

8. Return of Property. The Employee agrees to return all property of the Employer upon the termination of employment. This includes, but is not limited to, equipment, electronics, records, access, notes, data, tests, vehicles, reports, models, or any property that is requested by the Employer.

9. Confidentiality. Employee recognizes and acknowledges that all records with respect to clients, business associates, customer or referral lists, contracting parties and referral sources of the Company, and all personal, financial and business and proprietary information of the Company, its Employees, officers, directors and shareholders obtained by the Employee during the term of this Agreement and not generally known in the public (the "Confidential Information") are valuable, special and unique and proprietary assets of the Company's business. The Employee hereby agrees that during the term of this Agreement and following the termination of this Agreement, whether the termination shall be voluntary or involuntary, or with or without cause, or whether the termination is solely due to the expiration of the term of this Agreement, the Employee will not at any time, directly or indirectly, disclose any Confidential Information, in full or in part, in written or other form, to any person, firm, Company, association or other entity, or utilize the same for any reason or purpose whatsoever other than for the benefit of and pursuant to authorization granted by the Company. "Confidential Information" shall also include any information including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers) that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In the case of Company's business, Company's Trade Secrets include (without limitation) information regarding names and addresses of any customers, sales personnel, account invoices, training and educational manuals, administrative manuals, prospective customer leads, in whatever form, whether or not computer or electronically accessible "on-line", business plans, inventions, designs, products, services, processes, trade secrets, copyrights, trademarks, customer

information, customer lists, prices, analytics data, costs, affairs, and any other information that could be considered proprietary to the Employer. Under the Defense Against Trade Secrets Act notice:

> Pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

In addition, if it is found that the Employee divulged Confidential Information to a third (3rd) party with the Employer shall be entitled all reimbursement for their legal and attorney's fees. After the Employee has terminated their employment with the Employer, the Employee shall be bound to ***Confidentiality*** under this Agreement for a period of 3 year(s).

10. Non-Compete. During the term of employment, the Employee understands that he or she will be subject to learning proprietary information, including trade secrets, that could be applied to competitors of the employer. Therefore, in order to protect the fiduciary interests of the Employer, the Employee agrees to the following: For good consideration and as an inducement for Company to employ Employee, if such employment is terminated for any cause, employee shall not, for a period of three (3) years after leaving the employment, engage directly or indirectly, either personally or as an employee, associate partner, partner, manager, agent, or otherwise, or by means of any corporate or other device, in the following industry(ies): Drone and autonomous delivery industries or any companies that have or have had a relationship with DRONEDEK Corporation within the United States. Nor shall employee for such period and in such localities solicit orders, directly or indirectly, from any customers of Company, or from any customers of its successor, for such products as are sold by Company or its successor, either for (himself or herself) or as an employee of any person, firm, or corporation.

11. Intellectual Property Rights to the Employer.

- **a.)** Intellectual Property**.** The Parties hereby agree that the Employee assigns the Employer all the present and future rights and title, as well as the interest to all intellectual property (hereinafter referred to as "**Intellectual Property**") that is created and/or discovered during the term of their employment. Intellectual Property includes, but is not limited to, trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets, algorithms, codes, inventions, processes, software, formulas, ideas, concepts, and developments.
- **b.)** Exclusions. Employee may request a formal, written exclusion by attaching the request to this document. Employee understands all IP; regardless of form, time, or location, is the property of the Employer unless a formal exclusion is granted. The employer will assign all IPs to the new company should the employer be acquired or change substantially with an IPO or merger.

c.) Prior Inventions. The Parties hereby agree that any Intellectual Property that has already been in existence before the employment of the Employee will remain the exclusive property of the Employee in case the Employee has a right, title, or interest in it.

- The prior inventions of the Employee are enlisted below:

D.O.

1. Perimeter Aero patents pending, unpublished "UAV Enabled Vehicle Security and Safety Perimeters"
2. ProofPort / ComplyChain patents – listed on LinkedIn profile
3. FedEx patents – listed on LinkedIn profile

d.) Cooperation for IP Registration. Hereby, the Employee agrees that he/she will cooperate with the Employer in this Agreement as reasonably as possible for the sake of obtaining the trademarks, copyrights, and patents that are needed for the security of the Employer's ownership rights in the Intellectual Property. This cooperation will last during the employment as well as after its termination.

12. Notices. All notices that are to be sent under this Agreement shall be done in writing either by a certified email signature application like DocuSign with a binding signature in acknowledgement of receipt by the Company by email, or to be delivered via Certified Mail (return receipt) to the following mailing addresses:

Employer
DRONEDEK Corporation
7601 E. 88th Place, Building #3
Indianapolis, Indiana, 46256

Employee
Mark D. Hamm
8916 Cairn Ridge Drive
Germantown, TN 38139

The addresses may be changed with the act of either party providing written notice.

13. General Terms

a.) Amendments**.** This Agreement may be modified or amended in writing under the condition that any such amendment is attached and authorized by all parties.

b.) Severability. This Agreement shall remain in effect under the circumstance a section or provision is unenforceable or invalid. All remaining sections and provisions shall be deemed legally binding unless a court rules that any such provision or section is invalid or unenforceable, thus, limiting the effect of another provision or section. In such case, the affected provision or section shall be enforced as so limited.

c.) Waiver of Contractual Right. If the Employer or Employee fails to enforce a provision or section of this Agreement, it shall not be determined as a waiver or limitation. Either party shall remain the right to enforce and compel the compliance of this Agreement to its fullest extent.

d.) Governing Law and Disputes. This Agreement shall be governed under the laws in the State of Indiana. Any controversy, claim or dispute arising out of or relating to this Agreement or the employment relationship, either during the existence of the employment relationship or afterwards, between the parties hereto, their assignees, their affiliates, their attorneys, or agents, shall be litigated solely in state or federal court in Indianapolis, Indiana. Each party (1) submits to the jurisdiction of such court, (2) waives the defense of an inconvenient forum, (3) agrees that valid consent to service may be made by mailing or delivery of such service to the Secretary of State (the "Agent") or to the party at the party's last known address if personal service delivery cannot be easily affected.

e.) Entire Agreement. This Agreement, along with any attachments or addendums, represents the entire

agreement between the parties. Therefore, this Agreement supersedes any prior agreements, promises, conditions, or understandings between the Employer and Employee.

f.) Assignment and Transfer. Employee's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of Company's assets, any corporate successor to Company or any assignee thereof.

g.) Remote Execution. This agreement may be signed and properly witnessed at separate times by the parties and a facsimile copy is as good as an original document.

In witness hereof and by executing this agreement, this Employee accepts employment with the Company's offer upon the terms set forth above and agrees to devote his/her time, energy, and ability to the interests of the Company, and to perform Employee's duties in an efficient, trustworthy, and business-like manner.

Offered by: DRONEDEK Corporation

Dan O'Toole
______________________________ Date: 2022-06-03

Signature

Dan O'Toole
Title: CEO, DroneDek

Accepted by: EMPLOYEE

Mark D. Hamm
______________________________ Date: 2022-05-31

Signature

Mark D. Hamm

Signature Certificate

Reference number: IMIMU-FKYEX-OS8TD-FUMZY

Signer	Timestamp	Signature
Mark Hamm Email: mark@dronedek.com		Mark D. Hamm
Sent:	31 May 2022 22:13:58 UTC	
Viewed:	31 May 2022 22:14:24 UTC	
Signed:	31 May 2022 22:19:25 UTC	
Recipient Verification:		IP address: 50.239.153.243
✔Email verified	31 May 2022 22:14:24 UTC	Location: Fishers, United States
Dan O'Toole Email: dan@dronedek.com		Dan O'Toole
Sent:	31 May 2022 22:13:58 UTC	
Viewed:	31 May 2022 22:19:57 UTC	
Signed:	03 Jun 2022 13:21:26 UTC	
Recipient Verification:		IP address: 174.202.71.232
✔Email verified	31 May 2022 22:19:57 UTC	Location: Indianapolis, United States

Document completed by all parties on:
03 Jun 2022 13:21:26 UTC